Exhibit 10.4
2ND AMENDED & RESTATED
WEATHERFORD INTERNATIONAL PLC
CHANGE IN CONTROL SEVERANCE PLAN
WHEREAS, Weatherford International plc (the “Company”) considers it essential to the best interests of the Company and its stockholders to foster the continued employment of its executives;
WHEREAS, the Board of Directors of the Company (the “Board”) has determined to adopt this Weatherford International plc Change in Control Severance Plan (this “Plan”) to reinforce and encourage the continued attention and dedication of the Company’s executives to their assigned duties without distraction in the face of the possibility of a Change in Control;
WHEREAS, the Board adopted this Plan as of November 17, 2020 (the “Effective Date”), as later amended and restated on March 17, 2021, for the benefit of the Company’s executives on the terms and conditions hereinafter stated; and
WHEREAS, following the Board’s enactment of the Plan, the Board delegated the administration of the Plan to the Compensation & Human Resources Committee of the Board (the “Committee”), and the Committee reviewed the Plan and the Participants thereunder and desires to amend the Plan as reflected below and to include those persons and/or positions within the Company as identified on Exhibit A as Participants under the Plan.
NOW, THEREFORE, BE IT RESOLVED, that the Committee does hereby amend and restate the Plan as provided below and does further appoint and include the persons and/or positions within the Company identified on Exhibit A as Participants under the Plan effective as of November 1, 2021.
Section 1.Definitions. As hereinafter used:
“AAA” shall have the meaning set forth in Section 5 hereof.
“Accrued Obligations” shall mean the sum of (i) the Participant’s Base Salary through the Employment Termination Date for periods through but not following his or her Separation From Service and (ii) any accrued vacation pay earned by the Participant, in each case, to the extent not theretofore paid.
“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.
“Annual Bonus” shall mean the Participant’s annual bonus under the then-current non-equity incentive compensation plan of the Company and any of its Affiliates.
“Applicable Multiple” shall mean (i) two and one half times for the Chief Executive Officer, (ii) two times for the Executive Vice Presidents of the Company and (iii) one times for other Participants.

“Base Salary” shall mean the annual base salary paid by the Company or any of its Affiliates to the Participant, including any portion thereof that such Participant could have received in cash in lieu of any elective deferrals, but excluding amounts received under any non-equity incentive or other bonus plan.
“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 of the Exchange Act.
“Benefit Obligations” shall mean all benefits to which the Participant (or his or her designated beneficiary or legal representative, as applicable) is entitled or vested (or becomes entitled or vested as a result of termination) under the terms of all Benefit Plans in which the Participant is a participant as of the Participant’s termination of employment and to the extent not theretofore paid or provided.
“Benefit Plans” shall mean all employee benefit and compensation plans, agreements, arrangements, programs, policies, practices, contracts or agreement of the Company and its Affiliates
“Board” shall have the meaning set forth in the recitals.
“Cause” shall mean the occurrence of any of the following:
(i)the willful and continued failure of the Participant to substantially perform the Participant’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Company that specifically identifies the manner in which the Participant has not substantially performed the Participant’s duties, and after the Participant fails to take the corrective action(s) identified by the Company after being given a reasonable period of time of no less than 10 days to do so;
(ii)the Participant willfully engaging in illegal conduct;
(iii)the Participant willfully engaging in gross misconduct that results or could reasonably be expected to result in harm to the Company’s or any of its Affiliates’ business or reputation;
(iv)the Participant’s material breach of any written agreements with or material policies of the Company or its Affiliates, including, but not limited to, those relating to discrimination, harassment, performance of illegal or unethical activities and ethical misconduct; or
(v)the Participant’s violation of any fiduciary duty or duty of loyalty owed to the Company or any of its Affiliates.
No act, or failure to act, on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company.

“Change in Control” shall be deemed to have occurred if any event set forth in any one of the following paragraphs shall have occurred:
(i)any Person is or becomes the Beneficial Owner, directly or indirectly, of 50% or more of either (A) the then outstanding ordinary shares of the Company (the “Outstanding Ordinary Shares”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”), excluding any Specified Holder or any Person who becomes such a Beneficial Owner in connection with a transaction that complies with clauses (A), (B) and (C) of paragraph (iii) below;
(ii)individuals, who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least 2/3rds of the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(iii)the consummation of an acquisition, reorganization, reincorporation, redomestication, merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of the Company or any of its subsidiaries or the sale, transfer or other disposition of all or substantially all of the Company’s assets (any of which, a “Corporate Transaction”), unless, following such Corporate Transaction or series of related Corporate Transactions, as the case may be, (A) all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Ordinary Shares and Outstanding Voting Securities immediately prior to such Corporate Transaction own or beneficially own, directly or indirectly, more than 50% of, respectively, the Outstanding Ordinary Shares and the combined voting power of the Outstanding Voting Securities entitled to vote generally in the election of directors (or other governing body), as the case may be, of the entity resulting from such Corporate Transaction (including, without limitation, an entity (including any new parent entity) which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries or entities) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Ordinary Shares and the Outstanding Voting Securities, as the case may be, (B) no Person (excluding any Specified Holder, any entity resulting from such Corporate Transaction or any employee benefit plan (or related trust) of the Company or such entity resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding common shares of the entity resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Corporate Transaction and (C) at least a majority of the members of the board of directors (or other governing body) of the entity resulting from such Corporate Transaction were members of the Incumbent Board at the time of the approval of such Corporate Transaction.

Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred (1) in connection with a bankruptcy pursuant to Chapter 7 or Chapter 11 of the United States
Bankruptcy Code or upon consummation of a Restructuring, (2) if it is effected solely for the purpose of changing the place of incorporation or formation, tax residency or form of organization of the ultimate parent entity of the Company and its Affiliates (including where the Company is succeeded by an entity incorporated under the laws of another state, country or foreign government for such purpose and whether or not the Company remains in existence following such transaction) or (3) where all or substantially all of the Person(s) who are the Beneficial Owners of the combined voting power of the Outstanding Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, all or substantially all of the combined voting power of the Outstanding Voting Securities of the ultimate parent entity resulting from such transaction in substantially the same proportions as their ownership, immediately prior to such transaction, of such securities of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Committee” shall mean the Compensation & Human Resources Committee of the Board.
“Company” shall have the meaning set forth in the recitals, and shall include (i) any successor to Weatherford International plc (or any successor to it), including but not limited to any entity into which Weatherford International plc is merged, consolidated or amalgamated, or any entity otherwise resulting from a Corporate Transaction and (ii) except in determining whether a Change in Control has occurred under this Plan, any Affiliate of the Company, as applicable, to the extent the Participant is employed by or seconded to any such Affiliate or any entity to which the Company may assign this Plan in accordance 9.3.
“Corporate Transaction” shall have the meaning set forth in paragraph (iii) of the definition of Change in Control.
“Employment Termination Date” shall mean the date on which a Participant incurs a termination of employment.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Existing Obligations” shall have the meaning set forth in the definition of Restructuring.
“Good Reason” shall mean the occurrence of any of the following without the express written consent of the Participant:
(i)the assignment of the Participant to duties materially inconsistent with the Participant’s authorities, duties and responsibilities (including, without limitation, titles and reporting requirements) as an employee of the Company or any of its Affiliates (including, without limitation, any material adverse change in the Participant’s reporting relationship to the extent the Participant is an Executive Vice President or above) from those in effect on the date immediately preceding the Change in Control; for the avoidance of doubt, a material adverse change in the Participant’s reporting relationship shall occur for the Chief Executive Officer if such Participant ceases to report to the Board and for any Executive Vice President of the Company if such participant ceases to report to the Chief Executive Officer, and for any other Participant if such Participant ceases to report to a peer of their prior reporting relationship; provided further, however, any Participant who is a Senior Vice President (or lesser office) who previously reported directly to the Chief Executive Officer and later reports to an Executive Vice President shall not have Good Reason within the terms of this Plan;
(ii)a material reduction in the Participant’s Total Annual Target Direct Compensation, as established by the Committee (for the case of the CEO or Executive Vice Presidents) or by the Company (for the case of Senior Vice Presidents), from the levels in place on the date immediately preceding the Change in Control, except if such reduction is part of a cost reduction initiative that applies to and affects all executive officers of the Company and/or all executive officers of any Person that controls the Company equally and proportionately;
(iii)for Participants who have a principal office located at the Company’s Houston, Texas headquarters location, the relocation of the Participant’s principal office to an area more than 50 miles from its location immediately prior to such relocation;
(iv)any failure by the Company to comply with and satisfy Section 4.1 (regarding assumption of this Plan by a successor or assign); or
(v)the Participant ceasing to be a Participant under the Plan as a result of an amendment to the Plan by the Board or as a result of the Committee exercising its discretion pursuant to clause (i) of the definition of “Participant”;
provided, however, that no such event described in paragraph (i) through (v) above shall constitute “Good Reason” unless the Participant provides the Company with notice of Good Reason setting forth the event that the Participant believes in good faith constitutes Good Reason within 45 days following the Participant’s knowledge of such event; provided further, that no such event described in paragraph (i) through (v) above shall constitute Good Reason if the Company cures such event within 30 days following the Company’s receipt of such notice.

“Incumbent Board” shall have the meaning set forth in paragraph (ii) of the definition of Change in Control.
“Independent Tax Advisor” shall mean a lawyer with a nationally recognized law firm, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm, in each case with expertise in the area of executive compensation tax law, who shall be selected by the Company and shall be acceptable to the Participant (the Participant’s acceptance not to be unreasonably withheld), and all of whose fees and disbursements shall be paid by the Company.
“Notice of Termination” shall have the meaning set forth in Section 3 hereof.
“Other Severance” shall have the meaning set forth in Section 2.4 hereof.
“Outstanding Ordinary Shares” shall have the meaning set forth in paragraph (i) of the definition of Change in Control.

“Outstanding Voting Securities” shall have the meaning set forth in paragraph (i) of the definition of Change in Control.
“Participant” shall mean an employee of the Company that:
(i)is set forth on Exhibit A hereto; provided that the Committee shall review Exhibit A annually and add to or remove from Exhibit A any employees of the Company who the Committee deems appropriate in its discretion; and
(ii)has executed an agreement substantially in the form attached hereto as Exhibit B within 90 days following the date on which such employee first meets the requirements of paragraph (i) above.
Notwithstanding anything in this Plan to the contrary, if a Participant ceases to be a Participant under this Plan as a result of an amendment of this Plan by the Board or as a result of the Committee exercising its discretion pursuant to clause (i) above, such Participant will continue to be a Participant under this Plan solely for purposes of claiming Good Reason under prong (v) of the definition of Good Reason and receipt of the severance payments under Section 2.2 in connection with such claim (subject to the remaining terms of this Plan).
“Parties” shall have the meaning set forth in Section 5 hereof.
“Payments” shall have the meaning set forth in Section 5 hereof
“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under a Benefit Plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering by the Company of such securities, or (iv) an entity owned, directly or indirectly, by the shareholders of the Company in the same proportions as their ownership of the ordinary shares of the Company.
“Plan” shall have the meaning set forth in the recitals.
“Q/A-24(c) Payments” shall have the meaning set forth in Section 8.3 hereof.
“Qualifying Termination” shall have the meaning set forth in Section 2.2 hereof.
“RCA” shall have the meaning set forth in Section 2.1 hereof.
“Reduced Amount” shall have the meaning set forth in Section 8.1 hereof.
“Release” shall have the meaning set forth in Section 2.2 hereof.
“Restructuring” shall mean a restructuring, reorganization (whether or not pursuant to Chapter 11 of the United States Bankruptcy Code or the insolvency laws of any other jurisdiction) and/or recapitalization of all or a significant portion of the Company’s outstanding funded indebtedness (collectively, the “Existing Obligations”) that is achieved, without limitation, through a solicitation of waivers and consents from the holders of Existing Obligations; rescheduling of the maturities or a change in interest rates of Existing Obligations; a repurchase, settlement or forgiveness of Existing Obligations; conversion of Existing Obligations into equity; an exchange offer involving the issuance of new securities in exchange for Existing Obligations; the issuance of new securities, sale or disposition of assets, sale of debt or equity securities or other interests; or other similar transaction or series of transactions.
“Separation From Service” shall have the meaning ascribed to such term in Section 409A of the Code.
“Specified Holder” shall mean any Person who is the Beneficial Owner, directly or indirectly, of 10% or more of the Outstanding Ordinary Shares of the Company as of the Effective Date, each as set forth on Exhibit D hereto.
“Total Annual Target Direct Compensation” means the sum of (i) annual base salary and (ii) annual short-term incentive opportunity at target.
“Vesting Date” means the later of (i) the Participant’s Separation From Service as a result of the Participant’s termination of employment following a Change in Control or (ii) a Change in Control (expressly for purposes of terminations of employment occurring prior to a Change in Control). For the avoidance of doubt, no amounts or benefits shall be payable hereunder unless and until a Change in Control has occurred.
Section 2.Severance Eligibility and Payments.
2.1Notwithstanding anything else in this Plan to the contrary, a Participant shall only be entitled to the compensation and benefits provided under this Plan if the Participant has executed the restrictive covenant agreement in the form attached hereto as Exhibit B (the “RCA”).
2.2Benefits Upon Qualifying Termination. Upon a termination of the Participant’s employment relationship with the Company (i) by the Company without Cause or by the Participant for Good Reason, in either case, at any time following a Change in Control while this Plan remains in effect, (ii) by the Company without Cause within six months prior to a Change in Control, if such termination is at the request, direction or suggestion, directly or indirectly, of a Person who enters into an agreement with the Company the consummation of which would constitute a Change in Control or (iii) by the Participant for Good Reason within six months prior to a Change in Control, and the circumstance or event which constitutes Good Reason occurs at the request, direction or suggestion, directly or indirectly, of such Person described in clause (ii) above (any such termination, a “Qualifying Termination”), then the Participant shall be entitled to the following, in lieu of any severance payments or benefits otherwise payable to the Participant under any plan or arrangement between the Company or any of its Affiliates and the Participant:
(i)the Accrued Obligations in a lump sum in cash;
(ii)the Benefit Obligations (subject to the terms of the applicable Benefit Plans); and

(iii)provided that, within 55 days following the Employment Termination Date, the Participant has executed a general release and waiver agreement substantially in the form attached hereto as Exhibit C (the “Release”), and any applicable revocation periods relating to the Release have expired, and subject to the Participant’s compliance with the restrictive covenants set forth in any written agreement with the Company or any of its Affiliates, including the RCA, and the Release:
(A)A lump-sum cash amount equal to the Applicable Multiple times the sum of (1) the higher of (a) the rate of Base Salary received by the Participant in effect immediately prior to the Change in Control or (b) the rate of Base Salary then in effect up to and including the Employment Termination Date, and (2) the Participant’s Annual Bonus at target; provided, that for purposes of clauses (1) and (2) of this paragraph (A), such amounts shall be annualized for any period of employment that is less than one full year;
(B)A lump-sum cash amount equal to the product of (i) the Participant’s target Annual Bonus for such fiscal year, as determined by the Board in good faith, in which the Employment Termination Date occurs and (ii) a fraction, the numerator of which is the number of days in the current fiscal year through the Employment Termination Date, and the denominator of which is 365. The pro-rata bonus payment described in the preceding sentence shall be without duplication of any payments received by the Participant under the Company’s then current non-equity incentive compensation plan in connection with the Change in Control or otherwise;
(C)Commencing immediately after the Vesting Date and continuing for a number of years equal to the Applicable Multiple (or until the date on which the Participant becomes eligible for coverage under a subsequent employer’s plan, whichever is earlier), the Company shall continue dental and health benefits to the Participant and the Participant’s family equal to those which would have been provided to them in accordance with the dental and health insurance plans, programs, practices and policies in effect immediately prior to the Employment Termination Date as if the Participant’s employment had not been terminated (or, if more favorable to the Participant, those provided to the Participant and the Participant’s family immediately prior to the first occurrence of an event or circumstance constituting Good Reason); provided, however, that with respect to any of such dental and health insurance plans, programs, practices or policies requiring an employee contribution, the Participant (or the Participant’s heirs or beneficiaries, as applicable) shall continue to pay the monthly employee contribution for such benefits; and
(D)Outplacement services supplied by a service provider selected by the Company for a period of six months; provided that such services must commence no later than 90 days after the Employment Termination Date and terminating 12 months after commencement of same.

2.3Timing of Severance Payments. The Company shall pay (or cause to be paid) to the Participant the amounts or benefits specified in Section 2.2 30 days following the Vesting Date (other than the Benefit Obligations). For the avoidance of doubt, this Section 2.3 shall not result in a delay of: (i) any payment of Accrued Obligations that otherwise would occur on an earlier date in accordance with applicable law or the usual and customary payroll policies of the Company (as in effect immediately prior to the Participant’s termination of employment) or (ii) any payment of the Benefit Obligations that otherwise would occur pursuant to the terms and conditions of the applicable benefit programs (as in effect immediately prior to the Participant’s termination of employment).
2.4Other Severance Payments. In the event that the Company is obligated by law or contract to pay a Participant other severance pay, a termination indemnity, notice pay or the like, or if the Company is obligated by law to provide advance notice of separation (“Other Severance”), then the amount of severance under Section 2.2(iii)(A) otherwise payable to such Participant shall be reduced by the amount of any such Other Severance actually paid to the Participant (but not below zero). Notwithstanding anything to the contrary herein, nothing in this Section 2.4 shall prevent the Board, or the Committee, from making any subsequent determinations with respect to severance payments and benefits payable to a Participant. For the avoidance of doubt, (i) this Section 2.4 shall not apply to any accelerated vesting, payment or settlement of long-term cash or equity incentive awards that specifically provide for such treatment in connection with a Qualifying Termination or similar event and (ii) in the event of a Qualifying Termination pursuant to clause (ii) or (iii) of the definition thereof, any amount payable hereunder shall be offset and reduced by the amount of any Other Severance previously provided to the Participant under any other severance arrangement with the Company.
2.5No Mitigation. The Company agrees that, if the Participant’s employment with the Company terminates, the Participant is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Company pursuant to Section 2.2 hereof. Further, except as set forth in Section 2.4, the amount of any payment or benefit provided for in this Plan shall not be reduced by any compensation earned by the Participant as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Company or otherwise (other than under Section 2.2(iii)(C) if the Participant becomes eligible for coverage under a subsequent employer’s plan).
Section 3.Notice of Termination. Any purported termination of the Participant’s employment pursuant to this Plan shall be communicated by a Notice of Termination from the Participant to the Company or the Company to the Participant, as applicable, in accordance with Section 9.1 hereof. For purposes of this Plan, a “Notice of Termination” shall mean a notice in writing which shall (i) indicate the specific termination provision in this Plan relied upon and (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.

Section 4.Successors; Binding Agreement.
4.1Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
4.2Enforcement by Participant’s Successors. The Company’s obligations under this Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant shall die while any amount would still be payable to the Participant hereunder if the Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Participant’s estate.
Section 5.Settlement of Disputes. The Participant and the Company (collectively, the “Parties”) irrevocably and unconditionally agree that any disputes shall be settled in accordance with Section 10 of the RCA.
Section 6.Legal Fees. The Parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Plan; provided, that the prevailing Party in any such action shall be fully reimbursed by the other Party for all costs, including reasonable attorneys’ fees, court costs, expert or consultants’ fees and reasonable travel and lodging expenses, incurred by the prevailing Party in its successful prosecution or defense thereof, including any appellate proceedings.
Section 7.Plan Modification or Termination. This Plan may be amended in any manner or terminated in whole or in part by the Board upon 30 days’ prior notice to the Participants in accordance with Section 9.1 hereof. Notwithstanding the foregoing, (i) any amendment to this Plan (or any appendix or exhibit thereto) that adversely affects the benefits potentially payable to a Participant (including, without limitation, a proposed termination of this Plan, or imposing additional conditions or modifying the amount or timing of payment) shall not be effective without the written consent of such Participant, unless such amendment is required by law or a written notice is provided to such Participant at least one year in advance of the effectiveness of such amendment and (ii) this Plan may not be terminated in whole or in part, or otherwise amended or modified in any respect, within the one-year periods immediately preceding and/or following the occurrence of a Change in Control. Any action of the Board in amending or terminating this Plan (or any appendix or exhibit thereto) shall be taken in a non-fiduciary capacity.
Section 8.Parachute Payments.
8.1Notwithstanding any other provision of this Plan or any compensation or benefit program or other agreement to the contrary, if any payment or benefit by or from the Company or any of its Affiliates to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, would be subject to the Excise Tax (as hereinafter defined) (all such payments and benefits being collectively referred to herein as the “Payments”), then except as otherwise provided in Section 8.2, the Payments shall be reduced (but not below zero) or eliminated (as further provided for in Section 8.3) to the extent the Independent Tax Advisor shall reasonably determine is necessary so that no portion of the Payments shall be subject to the Excise Tax (the “Reduced Amount”).
8.2Notwithstanding the provisions of Section 8.1, if the Independent Tax Advisor reasonably determines that the Participant would receive, in the aggregate, a greater amount of the Payments on an after-tax basis (including all applicable federal, state and local income, employment and other applicable taxes and the Excise Tax) if the Payments were not reduced or eliminated to the Reduced Amount pursuant to Section 8.1, then no such reduction shall be made notwithstanding that all or any portion of the Payments may be subject to the Excise Tax.
8.3For purposes of determining which of Section 8.1 and Section 8.2 shall be given effect, the determination of which Payments shall be reduced or eliminated to avoid the Excise Tax shall be made by the Independent Tax Advisor. The Independent Tax Advisor shall provide its determinations, together with detailed supporting calculations and documentation, to the Company and the Participant for their review no later than 10 days after the Vesting Date. If a reduction in payments or benefits is necessary so that the Payments equal the Reduced Amount, reduction shall occur in the following order: (i) first by reducing or eliminating the portion of the Payments that are payable in cash, (ii) second by reducing or eliminating the portion of the Payments that are not payable in cash (other than Payments as to which Treasury Regulations Section 1.280G-1 Q/A – 24(c) (or any successor provision thereto) applies (“Q/A-24(c) Payments”)) and (iii) third by reducing or eliminating Q/A-24(c) Payments. In the event that any Q/A-24(c) Payment or acceleration is to be reduced, such Q/A-24(c) Payment shall be reduced or cancelled in the reverse order of the date of grant of the awards. The determinations of the Independent Tax Advisor under this Section 8 shall, after due consideration of the Company’s and the Participant’s comments with respect to such determinations and the interpretation and application of this Section 8, be final and binding on the Parties absent manifest error. The Company and the Participant shall furnish to the Independent Tax Advisor such information and documents as the Independent Tax Advisor may reasonably request in order to make the determinations required under this Section 8.
Section 9.General Provisions.
9.1Notices. All notices and communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or upon mailing by registered or certified mail, postage prepaid, return receipt requested, as follows:

If to the Company:

Weatherford International plc.
2000 Saint James Place
Houston, Texas 77056
Attention: General Counsel
Email: legalweatherford@weatherford.com
If to the Participant, to the address on file with the Company, or in either case to such other address as may be specified in a notice given by one Party to the other Party hereunder.
9.2Administration. This Plan shall be interpreted, administered and operated by the Committee, which shall have complete authority, in its sole discretion subject to the express provisions of this Plan, to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of this Plan (including, without limitation, any determinations regarding eligibility to participate in this Plan). All questions of any character whatsoever arising in connection with the interpretation of this Plan or its administration or operation shall be submitted to and settled and determined by the Committee in accordance with the procedure for the settlement of disputes described in Section 5 hereof. Any such settlement and determination shall be final and conclusive, and shall bind and may be relied upon by the Company, each of the Participants and all other parties in interest. The Committee may delegate any of its duties hereunder to such person or persons from time to time as it may designate.
9.3Assignment. Except as otherwise provided herein or by law, no right or interest of any Participant under this Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation, by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under this Plan shall be subject to any obligation or liability of such Participant. When a payment is due under this Plan to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.
9.4Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Texas, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of this Plan to the substantive law of another jurisdiction.
9.5Withholding. Any payments and benefits provided for hereunder shall be paid net of any applicable withholding required under applicable law.
9.6Survival. The obligations of the Company and the Participant under this Plan which by their nature may require either partial or total performance after the termination of this Plan shall survive such termination.

9.7No Right to Continued Employment. Neither the establishment of this Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant, or any person whomsoever, the right to be retained in the service of the Company, and all Participants shall remain subject to discharge to the same extent as if this Plan had never been adopted.
9.8Headings Descriptive. The headings of sections and paragraphs of this Plan are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Plan.
9.9Benefits Unfunded. This Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Company which may be applied by the Company to the payment of benefits or other rights under this Plan.
9.10Enforceability. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.
9.11Section 409A. This Plan shall be interpreted to avoid any penalty sanctions under Section 409A or 457A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A or 457A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions shall not be imposed. All payments to be made upon a termination of employment under this Plan shall be made upon a Separation From Service. For purposes of Section 409A of the Code, each payment made under this Plan shall be treated as a separate payment. In no event may the Participant, directly or indirectly, designate the calendar year of payment. To the maximum extent permitted under Section 409A of the Code and its corresponding regulations, the cash severance benefits payable under this Plan are intended to meet the requirements of the short-term deferral exemption under Section 409A or 457A of the Code and the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii). However, if such severance benefits do not qualify for such exemptions at the time of the Participant’s termination of employment and therefore are deemed as deferred compensation subject to the requirements of Section 409A of the Code, then if the Participant is a “specified employee” under Section 409A of the Code on the date of the Participant’s termination of employment, notwithstanding any other provision of this Plan, payment of severance under this Plan shall be delayed for a period of six months from the date of the Participant’s termination of employment if required by Section 409A of the Code. The accumulated postponed amount shall be paid in a lump sum payment within 15 days after the end of the six-month period. If the Participant dies during the postponement period prior to payment of the postponed amount, the amounts withheld on account of Section 409A of the Code shall be paid to the Participant’s estate within 15 days after the date of the Participant’s death. All reimbursements and in-kind benefits provided under this Plan shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Participant’s lifetime (or during a shorter period of time specified in this Plan), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. For the avoidance of doubt, this Section 9.11 shall not apply to any Participant who is not subject to the provisions of Section 409A of the Code. Neither the Company nor its directors, officers, employees or advisers shall be liable to the Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant may owe as a result of compensation or benefits paid under this Plan, and the Company shall have no obligation to indemnify or otherwise protect the Participant from the obligation to pay any taxes pursuant to Section 409A or 457A or otherwise.
9.12Entire Agreement. This Plan constitutes the entire agreement between the Company and the Participants and, except as expressly provided herein or in another agreement that specifically references this Section 9.12, supersedes the provisions of all other prior agreements or policies concerning the payment of severance benefits upon a termination of employment in connection with or following a Change in Control; provided that in no event shall payments or benefits provided pursuant to any other severance agreement or policy entitle a Participant to a duplication of payments and benefits pursuant to this Plan.

Exhibits intentionally omitted.